UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	November 13, 2006

Journal Communications, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-31805	20-0020198
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

333 West State Street, Milwaukee, Wisconsin 53203
(Address of principal executive offices, including zip code)

(414) 224-2616
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On November 13, 2006, Journal Communications, Inc. (“Journal”) and Norlight Telecommunications, Inc. (“Norlight”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Q-Comm Corporation (“Q-Comm”), pursuant to which Journal will sell all of the issued and outstanding capital stock of Norlight to Q-Comm for a purchase price of $185 million, subject to certain working capital and long-term liability adjustments. In anticipation of the transactions contemplated by the Purchase Agreement, Q-Comm has agreed to place a cash earnest money deposit of $9 million in an interest-bearing escrow account.

        The Purchase Agreement contains representations and warranties of the parties customary for a transaction of this nature. Completion of the transactions contemplated by the Purchase Agreement is subject to certain customary conditions and approvals, including approvals of the Federal Communications Commission and various state regulatory agencies, as well as approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and receipt of certain third party consents.

        Additionally, Q-Comm has represented that at all times from the date of the Purchase Agreement through the closing it will use its commercially reasonable efforts to maintain in full force and effect a commitment letter from Bank of America providing for sufficient funds to consummate the purchase of Norlight. If Q-Comm fails to maintain the Bank of America commitment letter in full force and effect during such period, then it must maintain in full force and effect a commitment letter containing terms and conditions not materially different from the Bank of America letter from a lender of national standing. Journal may terminate the Purchase Agreement (subject to certain Q-Comm cure rights) and will be entitled to liquidated damages as discussed below if Q-Comm breaches this representation.

        Journal and Norlight have agreed with Q-Comm that, during the period between the signing of the Purchase Agreement and the closing of the transaction, Norlight will carry on its business in the ordinary course consistent in all material respects with past practice.

        Journal has also agreed to indemnify Q-Comm against claims resulting from the breach of representations, warranties or covenants made by Journal or Norlight in the Purchase Agreement. For most indemnification claims, Journal’s indemnification obligation will expire in 14 months. In addition, Journal generally is not required to indemnify Q-Comm for any claim or series of related claims as to which the damages do not exceed $50,000. Except for obligations under certain excluded representations and warranties and excluded covenants, Q-Comm will also not be entitled to any indemnification payments unless Journal’s total liability to Q-Comm exceeds $4.5 million, in which case Q-Comm will receive only the excess over $4.5 million. In no event will Journal’s aggregate indemnification obligations (except for obligations under certain excluded representations and warranties and excluded covenants) be greater than ten percent of the purchase price.

        The Purchase Agreement may be terminated by Journal, Norlight and/or Q-Comm under certain specified circumstances, including, among others (i) by Journal as a result of Q-Comm’s material and uncured breach of its representations, warranties or covenants; (ii) by Q-Comm as a result of Journal’s material and uncured breach of its representations, warranties or covenants; or (iii) by either party if the purchase is not consummated by May 31, 2007. If the Purchase Agreement is terminated as a result of a breach by Q-Comm of its representations or warranties or a default under its covenants and Q-Comm fails to cure the breach or default as specified in the Purchase Agreement, Q-Comm is required to pay Journal $18.5 million in liquidated damages.

        The sale of Norlight’s shares is expected to close on the third business day following the satisfaction of the last of the conditions to closing, or at any other time designated by Journal, Norlight and Q-Comm.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOURNAL COMMUNICATIONS, INC.
Date: November 13, 2006	By: /s/ Paul Bonaiuto
Paul Bonaiuto
Executive Vice President and
Chief Financial Officer